CHANGE IN CONTROL AGREEMENT
THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”), effective as of ___________, 2014, by and between Northern Tier Energy LLC, a Delaware limited liability company (the “Company”), and David L. Lamp (“Executive”). Unless otherwise indicated, capitalized terms used in this Agreement shall have the meanings as set forth in Section 22.
WHEREAS, the Company recognizes that the possibility of a Change in Control exists and that the threat or the occurrence of a Change in Control and its inherent uncertainties can result in significant distractions of its key management personnel;
WHEREAS, the Company has determined that it is essential and in the best interest of the Company, Northern Tier Energy LP, a Delaware limited partnership (“NTI”), Northern Tier Energy GP LLC, a Delaware limited liability company (the “GP”), and their respective Affiliates (each, a “Company Entity” and, collectively, the “Company Entities”) and NTI’s unitholders to retain the services of Executive in the event of a threat or occurrence of a Change in Control and to ensure Executive’s continued dedication and efforts to the Company Entities in such event; and
WHEREAS, in order to induce Executive to serve as Chief Executive Officer of the Company, particularly in the event of a threat or occurrence of a Change in Control, the Company desires to enter into this Agreement with Executive to provide Executive with certain benefits in the event Executive’s employment is terminated as a result of, or in connection with, a Change in Control.
NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:
1.Term of Agreement; Consent. The term of this Agreement (the “Term”) shall commence as of the date of this Agreement and shall continue in effect until ___________, 2017; provided, however, that the Term shall automatically be extended for additional successive one‑year periods unless either the Company or Executive provides written notice to the other at least 60 days prior to the end of the Term as then in effect that the Term shall not be so extended. Notwithstanding the foregoing, (a) if a Change in Control occurs during the Term, the Term shall remain in effect until the date that is 24 months after the occurrence of a Change in Control and (b) this Agreement shall expire and be of no further force and effect in the event of any termination of Executive’s employment that occurs prior to a Change in Control.
2.    Termination of Employment.
2.1.    Amount of Compensation and Benefits. If, during the Term, Executive’s employment with the Company Entities is terminated within the 24-month period immediately following the consummation of a Change in Control, Executive shall be entitled to the following compensation and benefits, subject to Section 2.1(d) and Executive’s compliance with the covenants set forth in Section 4:
(a)    If such termination of Executive’s employment is (i) by the Company for Cause or Disability, (ii) by reason of Executive’s death or (iii) by Executive other than for Good Reason, the Company shall pay Executive the Accrued Compensation.
(b)    If such termination of Executive’s employment is for any reason other than as specified in Section 2.1(a), Executive shall be entitled to the following payments and benefits:
(i)    the Company shall pay Executive the Accrued Compensation;
(ii)    the Company shall pay Executive as severance pay an amount in cash equal to two times the sum of (A) the Base Salary and (B) the Bonus Amount (the “Severance Amount”);
(iii)    For the two-year period immediately following the Termination Date, the Company shall arrange to provide Executive and Executive’s dependents with a similar level of insurance benefits (including medical, vision, dental, life and disability) on substantially similar terms and conditions (including the same level of subsidy by the Company), as was provided to Executive immediately prior to Executive’s termination (such continuing coverage by the Company will be regardless of any continuation of coverage Executive is entitled to under Section 4980B (“COBRA”) of the Code); provided, however, that such insurance benefits shall cease immediately upon Executive becoming entitled to receive any insurance benefits from another employer; provided, further, if providing benefits pursuant to this Section 2.1(b)(iii) could subject any Company Entity, Executive or any applicable Company Entity plan to any excise tax for failure to comply with any law applicable to group health plans, the Company and Executive shall in good faith renegotiate this Section 2.1(b)(iii) to achieve a result that preserves as closely as possible the parties’ intended after-tax economic positions under this Section 2.1(b)(iii); and
(iv)    The Company shall make available to Executive, at the Company’s cost, outplacement services by such entity or person as shall be designated by the Company, with the cost to the Company of such outplacement services not to exceed $15,000.
(c)    If at the time of Executive’s Separation from Service, Executive is a Specified Employee, any and all amounts payable under this Section 2.1 in connection with such Separation from Service that constitute deferred compensation subject to Section 409A of the Code (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such Separation from Service, shall instead be paid on the date that follows the date of such Separation from Service by six months. For purposes of the preceding sentence, “Separation from Service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “Specified Employee” shall mean an individual determined by the Company to be a Specified Employee as defined in subsection (a)(2)(B)(i) of Section 409A. In the event of any delay in payments under this Section 2.1(c), the deferred amount shall bear interest at the ten-year Treasury rate in effect on the Termination Date until paid.
(d)    The amounts provided for in Sections 2.1(a) and 2.1(b)(i), shall be paid in a single lump sum cash payment within 30 days of the Termination Date. The Severance Amount shall be paid in 12 equal monthly cash installments beginning on the first regularly scheduled Company payroll date following Executive’s execution and delivery of a timely (but in no event later than 55 days after the Termination Date) and effective release of claims, in a form provided by the Company that shall include a mutual release of claims and a mutual non-disparagement provision (the “Release”), provided that if the aforementioned 55-day period begins in one taxable year and ends in the following taxable year, payment of the Severance Amount shall not commence or occur until the following taxable year. Any such Release shall preserve all of Executive’s (i) vested accrued rights, if any, and, to the extent applicable, under (x) the Company’s equity‑based compensation plans or award agreements and (y) the Company’s other employee benefit plans and (ii) rights, to the extent applicable, under the Company’s director and officer indemnification arrangements. Any such Release will not release Executive of any harm resulting from Executive’s gross negligence, gross incompetence, willful misconduct or criminal or fraudulent action. If Executive refuses to execute and deliver the Release, or if Executive revokes the Release as provided therein, Executive shall not receive the Severance Amount or any other payment or benefit to which Executive is not otherwise entitled. If Executive shall die during the time payments pursuant to Section 2.1(b)(ii) are required to be made hereunder, such payments shall continue and shall be made to the Executive’s estate or personal representative.
2.2.    Coordination with Other Compensation and Benefits.
(a)    The severance pay and benefits provided for in Section 2.1 following a Change in Control shall be in lieu of any other severance or termination pay to which Executive may be entitled following a Change in Control under any other Company Entity plan, program, practice, arrangement or agreement providing severance benefits other than any entitlements of Executive under an award agreement issued pursuant to the Northern Tier Energy LP 2012 Long Term Incentive Plan (or other applicable equity compensation plan of the Company Entities).
(b)    Executive’s entitlement to any other compensation or benefits following a Change of Control shall, subject to Section 2.2(a), be determined in accordance with the Company Entities’ employee benefit plans and other applicable plans, programs, practices, arrangements or agreements then in effect.
3.    Notice of Termination. Following a Change in Control, any purported termination of Executive’s employment by the Company shall be communicated by a Notice of Termination to Executive. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.
4.    Restrictive Covenants.
4.1.    Nondisparagement. Executive agrees that at no time during Executive’s employment with the Company Entities or thereafter shall Executive make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) that impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company Entities or any of their respective directors, officers, shareholders, unitholders, limited partners or employees.
4.2.    Nondisclosure of Confidential Information. Executive agrees that at no time during Executive’s employment with the Company Entities or thereafter shall Executive disclose to any other person (except as required by applicable law or regulation or in connection with the reasonable performance of Executive’s duties and responsibilities to the Company Entities), or use for Executive’s own benefit or gain, any Confidential Information. For purposes hereof, “Confidential Information” shall mean information (in whatever form) of the Company or any other Company Entity that is generally not known to the public and that is not publicly available and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including, without limitation, trade secrets or proprietary information, financial information, operating budgets, strategic plans, research methods, personnel data, or projects or plans, in each case, received by Executive in the course of Executive’s employment with the Company Entities or obtained by Executive incident to Executive’s employment with the Company Entities. Notwithstanding the preceding, the term “Confidential Information” shall not include any information that is or becomes available from public sources or in the public domain, through no fault of Executive, received at any time from any third party without breach of a non-disclosure obligation to the Company Entities, readily discernible from publicly-available products or literature, or approved for disclosure by prior written permission of the Board of Directors of the GP (the “Board”) or that was within Executive’s possession prior to the date hereof.
4.3.    Non-Solicitation. During Executive’s employment with the Company Entities and during the 12-month period immediately following the Termination Date, Executive will not, directly or indirectly, whether as an owner, partner, shareholder, unitholder, limited partner, consultant, agent, employee, co-venturer or otherwise, or through any other “person” (which, for purposes of this Section 4.3, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof), hire or attempt to hire any employee of a Company Entity or any person who was an employee of any Company Entity at any time during the 12-month period immediately prior to the Termination Date (together, the “Covered Employees”), assist in such hiring by any other person, encourage any such Covered Employee to terminate his or her relationship with the Company Entities; provided, however, that the foregoing provision shall not prohibit (i) Executive from soliciting for employment or hiring any Covered Employee whose employment with the Company Entities has been terminated by the Company Entities without cause or (ii) solicitations made by Executive to the public or to employees in any or all of the refining, terminaling, pipeline transportation or retail marketing segments of the petroleum refining and marketing industry generally and not specifically to Covered Employees.
4.4.    Specific Performance. The parties agree that any breach of the covenants contained in or incorporated by reference into this Section 4 would irreparably injure the Company Entities. Accordingly, Executive agrees that the Company Entities may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.
4.5.    Remedies. Executive agrees that, in the event of a breach of the covenants contained in this Section 4 by Executive following Executive’s termination of employment that Executive has failed to cure (if susceptible to cure) to the Company’s satisfaction within 30 days following the date on which Executive receives written notice of such breach from the Company, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any further payments of the Severance Amount.
5.    Intellectual Property.
5.1.    Executive shall disclose promptly in writing to the Company any and all Intellectual Property made, conceived, developed, acquired or reduced to practice by the Executive, alone or jointly with others, during or in connection with the performance of Executive’s duties to the Company Entities. All works, information, materials, software, documentation, methods, apparatus, systems and the like developed, conceived, produced, delivered or disclosed by Executive hereunder or as part of or in connection with the performance of Executive’s duties to the Company Entities, and all tangible embodiments thereof shall be considered “Work Product”.
5.2.    The Company shall have the sole right to apply for and own any patents and have exclusive title and ownership rights, including all Intellectual Property rights, throughout the world in and to any and all Work Product (including, for the avoidance of doubt, those arising from the performance of Executive’s duties to the Company Entities). To the extent that exclusive title and/or ownership rights may not originally vest in the Company as contemplated herein, Executive hereby irrevocably assigns all right, title and interest, including Intellectual Property and ownership rights, in and to the Work Product to the Company. With respect to any Work Product that may qualify as a Work Made for Hire as defined in 17 U.S.C. § 101, such Work Product is and will be deemed a Work Made for Hire and the Company will have the sole right to the copyright (or, in the event that any such Work Product does not qualify as a Work Made for Hire, the copyright and all other rights thereto shall be assigned as above).
5.3.    Executive shall cooperate fully at the Company’s expense to procure such rights for the Company and shall execute and do all such other acts, deeds, matters and things as may be necessary or expedient, including without limitation, executing all necessary instruments, to give effect thereto and otherwise assist with enabling the Company to prosecute, perfect, register or record the Company’s rights in any Work Product.
5.4.    For the avoidance of doubt, the Company shall have the sole free and unrestricted right to use for any purpose, sell, dispose, transfer, assign and grant licenses relating to any and all Work Product and Intellectual Property rights in or to such Work Product.
5.5.    All uses of any trademarks, service marks and trade names in the Work Product or in the performance of Executive’s duties to the Company Entities, and the goodwill associated therewith, whether by Executive or third parties, inures and will inure to the benefit of the Company.
5.6.    For purposes of this Agreement, “Intellectual Property” means all (a) patents, patent applications, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs and mask works) and registrations and applications thereof, (d) trade secrets, know-how and other confidential information, (e) waivable or assignable rights of publicity, waivable or assignable moral rights, (f) unregistered and registered design rights and any applications for registration thereof; and (g) data, database rights and all other forms of intellectual property.
6.    Indemnification. In Executive’s capacity as Chief Executive Officer, the Company will indemnify Executive and provide liability insurance coverage to the same extent indemnification is generally made available by the Company to its executive officers.
7.    Disability Insurance. During the term of Executive’s employment with the Company, the Company will provide disability insurance coverage to Executive to the same extent disability insurance coverage is generally made available by the Company to its executive officers.
8.    Legal Expenses. The Company shall reimburse Executive for the reasonable out-of-pocket legal fees and expenses incurred by Executive in connection with the review and negotiation of this Agreement, up to a maximum reimbursement amount of $10,000 and subject to Executive’s request for reimbursement and provision of documentation of the expenses reasonably satisfactory to the Company.
9.    Tax Withholding. The Company Entities shall have the authority and the right to deduct or withhold, or to require Executive to remit to a Company Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including Executive’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with this Agreement.
10.    Successors; Nonalienation.
10.1.    Successors.
(a)    This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns.
(b)    This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.
10.2.    Nonalienation. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.
11.    Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, without regard to conflicts of law principles thereof. Any legal actions concerning this Agreement may be brought only in the United States district court for the District of Arizona, Phoenix Division; provided that to the extent such court does not have subject matter jurisdiction or declines to accept personal jurisdiction over any party, any state or federal court in Maricopa County, Arizona and any appellate court therefrom.
12.    Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PARTIES CERTIFY AND ACKNOWLEDGE THAT (I) EACH UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (II) EACH MAKES THIS WAIVER VOLUNTARILY.
13.    Costs of Proceedings. Each Party shall pay its own costs and expenses in connection with any legal proceeding, relating to the interpretation of enforcement of any provision of this Agreement.
14.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the General Counsel of the GP. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
15.    Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.
16.    Overpayment. If, due to mistake or any other reason, Executive receives benefits under this Agreement in excess of what this Agreement provides, Executive shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment. If Executive fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other payments or benefits that become payable to Executive under this Agreement or otherwise.
17.    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
18.    No Effect on Service. Nothing in this Agreement shall be construed as giving Executive the right to be retained in the employ or service of the Company Entities. Furthermore, the Company Entities may at any time dismiss Executive from employment free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement or other written agreement.
19.    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
20.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one agreement.
21.    Section 409A of the Code. Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Section 409A and the applicable Treasury Regulations thereunder and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or the Treasury Regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion for certain short-term deferral amounts under Section 409A. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
22.    Definitions.
“Accrued Compensation” means all amounts earned and accrued through the Termination Date in accordance with Company policies but not paid as of the Termination Date, including (a) base salary, (b) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company during the period ending on the Termination Date and (c) accrued and unused vacation pay in accordance with Company policy.
“Affiliate” means with respect to any person or entity, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person or entity in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.
“Base Salary” means the greater of Executive’s annual base salary (a) at the rate in effect immediately prior to the Termination Date or (b) at the highest rate in effect at any time during the 90-day period immediately before the Change in Control, including any amounts deferred pursuant to any deferred compensation program, but excluding all bonus, overtime, welfare benefit premium reimbursement and incentive compensation, payable by the Company as consideration for Executive’s services.
“Bonus” means an amount equal to the average of the annual cash bonuses paid or payable during the three full fiscal years ended immediately before the Termination Date or, if greater, the three full fiscal years ended immediately before the Change in Control (or, in each case, such lesser period for which annual cash bonuses were paid or payable to Executive); provided that, in the event Executive has not been employed by the Company for a full fiscal year, the Bonus Amount shall equal Executive’s target annual cash bonus during the year in which the Termination Date occurs.
“Cause” means Executive’s (a) intentional failure or refusal to comply with instructions of the Board that are consistent with Executive’s duties and relevant requirements of law and regulation, (b) engagement in gross negligence, gross incompetence or willful misconduct in the performance of Executive’s duties or that is materially injurious to any Company Entity or the Company Entities, (c) perpetration of a fraud, embezzlement or willful breach of a fiduciary duty to any Company Entity or the Company Entities (including the unauthorized disclosure of confidential or proprietary material information of the Company Entities), (d) material breach of this Agreement or any other agreement with any Company Entity or (e) charge that is not resolved in Executive’s favor within 12 months of it initially being brought, conviction of, or plea of guilty or no contest to, a felony or a crime involving fraud, dishonesty or moral turpitude. Notwithstanding the foregoing, no termination of employment shall be treated as termination for Cause unless Executive has received a Notice of Termination from the Company specifying in reasonable detail the circumstances claimed to give rise to the Company’s right to terminate Executive’s employment for Cause, and such circumstances, if determined in the sole discretion of the Company to be curable, remain uncured for a period of 30 days after the delivery of such notice. Executive shall be permitted to respond and to defend himself before the Board of Directors of the Company or any appropriate committee thereof within a reasonable time after notification of any proposed termination for Cause under items (a) and (d) above.
“Change in Control” means and shall be deemed to have occurred upon one or more of the follow events: (i) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than any Company Entity or an employee benefit plan of a Company Entity becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise of 50% or more of the voting power of the voting securities of the GP or NTI; (ii) the GP or the limited partners of NTI approve, in one transaction or series of transactions, a plan of complete liquidation of the GP or NTI; (iii) the sale or other disposition by either the GP or NTI of all or substantially all of its assets in one or more transactions to any person other than a Company Entity; or (iv) the GP or another Company Entity ceases to be the general partner of NTI; provided that a conversion or reorganization of NTI (including, but not limited to, a reorganization of NTI into a C-Corporation) following which a Company Entity remains in control of NTI shall not be considered a Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Disability” means, as determined by the Company in good faith, any medically determinable physical or mental impairment resulting in Executive’s inability to engage in any substantial gainful activity, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. In the event a dispute arises between Executive and the Company concerning Executive’s physical or mental disability or ability to continue or return to the performance of Executive’s duties as aforesaid, Executive shall submit, at the expense of the Company, to examination by a competent physician mutually agreeable to the parties, and the opinion of such physician as to Executive’s capability to so perform shall be final and binding.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Good Reason” means without Executive’s consent, (a) a material and adverse change in the nature or scope of Executive’s duties with the result that Executive does not have the authority, duties or responsibilities customarily associated with the position of a Chief Executive Officer of the Company or its peers within its industry, (b) a reduction in Executive’s base salary, other than a reduction that is consistent with reductions made to other members of the senior management team, (c) a change in the location of Executive’s principal place of employment by more than 60 miles or (d) the Company’s material breach of this Agreement; provided, in each case, that (i) within 90 days following the occurrence of the event giving rise to Good Reason, Executive delivers written notice to the Company of Executive’s intention to terminate Executive’s employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Executive’s right to terminate employment for Good Reason, (ii) the Company shall not have, or shall not have caused to be, cured such circumstances within 30 days following its receipt of such notice and (iii) Executive separates from service with the Company within 180 days of giving notice of termination.
“Notice of Termination” means a written notice of termination from the Company or its Successors or Assigns to Executive that indicates the specific termination provision in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
“Successors and Assigns” means a corporation or other entity that has acquired or succeeded to all or substantially all or the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
“Termination Date” shall mean (a) in the case of Executive’s death, Executive’s date of death, (b) in the case of a resignation by Executive from Executive’s employment with the Company Entities, the last day of Executive’s employment and (c) in all other cases involving a termination of Executive’s employment with the Company Entities, the date specified in the Notice of Termination; provided, however, that if Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to Executive, provided that Executive shall not have returned to the full-time performance of Executive’s duties during such period of at least 30 days.
23.    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to thereto. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
24.    Dispute Resolution. Any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any party may submit such dispute, controversy or claim to arbitration.
24.1.    Arbitrators. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $1,000,000, then the arbitration shall be heard and determined by three arbitrators. If three arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within 30 days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within 30 days following the appointment of the last party-appointed arbitrator. If (x) the parties cannot agree on the sole arbitrator, (y) one party refuses to appoint its party-appointed arbitrator within said 30-day period or (z) the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal, then the appointing authority for the implementation of such procedure shall be the United States District Judge having jurisdiction over this matter, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the United States District Judge having jurisdiction over this matter refuses or fails to act as the appointing authority within 90 days after being requested to do so, then the appointing authority shall be the Chief Executive Officer of Judicial Arbitration and Mediation Services (“JAMS”), who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.
24.2.    Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings
(a)    The arbitration proceedings shall be held in Tempe, Arizona, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within 30 days of the appointment of the last arbitrator, then at a site chosen by the arbitrators;
(b)    The arbitrators shall be and remain at all times wholly independent and impartial;
(c)    The arbitration proceedings shall be conducted in accordance with the Rules of Practice and Procedure of JAMS, as amended from time to time;
(d)    Any procedural issues not determined under the arbitral rules selected pursuant to Section 24.2(c) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;
(e)    The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrators;
(f)    The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement; and
(g)    Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

NORTHERN TIER ENERGY LLC
By:
Name: Scott D. Weaver
Title: Interim Vice President - Administration

EXECUTIVE

David L. Lamp

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